                                                                EXHIBIT 23.1

This consent is being given with respect to our report on the Combined Financial Statements of Unique Casual Restaurants, Inc. which have been prepared to give effect to the legal transfer of the "Transferred Businesses" to the Registrant which will not occur until immediately before effectiveness of the Registrant's Registration Statement on Form 10. On the effective date of the Registration Statement covering shares of common stock to be distributed, we will issue the following consent.

"INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement
No. 0-22639 of Unique Casual Restaurants, Inc. on Form 10 of our report dated ___________, 1997 (which refers to a report of other auditors with respect to the consolidated financial statements of Champps Entertainment, Inc. included in the Company's combined financial statements as of July 1, 1995 and the years ended July 1, 1995 and July 2, 1994 and includes an explanatory paragraph with respect to the Company's adoption during the year ended
June 29, 1996, of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to
Be Disposed Of"), appearing in the Information Statement, which is part of this Registration Statement.



Boston, Massachusetts
___________, 1997"



Deloitte & Touche LLP
Boston Massachusetts
July 11, 1997